Exhibit 10.1

Amendment No. 3 to

Amended and Restated Alloy Services Agreement

This Amendment No. 3 to the Amended and Restated Alloy Services Agreement (The “Third Amendment”), effective as of the 15 th day of April, 2010, is made by and between AGY Holding Corp, a Delaware corporation, with its principal office located at 2558 Wagener Road, Aiken South Carolina, 29801, as successor-in-interest to Advanced Glassfiber Yarns, LLC, (hereinafter “Buyer”); and Owens Corning Sales, LLC, a Delaware Limited Liability Company, with its principal offices located at One Owens Corning Parkway, Toledo, Ohio 43659, as successor-in-interest to Owens Corning (hereinafter “OC”).

RECITALS:

WHEREAS, OC and Buyer entered into an Amended and Restated Alloy Services Agreement, made as of September 16, 2003, as amended by Amendment No. 1, and Amendment No, 2. and which are collectively referred to herein as the “Amended Agreement”.

WHEREAS, Buyer and OC have reached agreement on the terms of extending the term of the Amended Agreement through mutual consideration granted to the parties and wish to amend the Amended Agreement;

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Amended Agreement as follows:

1.       Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings as set forth in the Amended Agreement.

2.       Amendment to Paragraph 3.C. Paragraph 3.C. of the Amended Agreement is hereby amended by adding the following to the end:

“In addition to the price increases permitted hereunder, Effective April 15, 2010, prices charged to Buyer shall he increased by twenty-five percent (25%) above the current list price of Parts and services provided to Buyer hereunder.”

3.       Amendment to Paragraph 3.D. Paragraph 3.D. of the Amended Agreement is hereby amended by replacing: “0.45%” with “0.35%”.

4.       Amendment to Paragraph 3.F. Paragraph 3.F. of the Amended Agreement is hereby amended by replacing, the entire paragraph with the following:

“OC and Buyer agree that the Cycle Time for shipment of Parts from the date that an order is confirmed, shall be as set forth below:

Paramelter Parts: three (3) weeks (twenty-one (21) days)

Marble Melter Parts: three (3) weeks (twenty-one (21) days)

All Other Parts: four (4) weeks (twenty-eight (28) days)

Each of the forgoing shall he deemed the “Committed Cycle Time”.

Notwithstanding the foregoing, Buyer may place orders for Parts for shipment on an expedited basis subject to then current price premiums for expedited orders. OC will guarantee delivery of up to four expedited Parts per month.”

5.       Amendment to Section 3. Section 3 of the Amended Agreement is hereby amended by adding following as a new paragraph 3.M.:

“M. Buyer commits to purchase 500 Major Parts during each period described below (the “Purchase Commitment”) except for the Fourth Period, where the Purchase Commitment is reduced to 334. A “Major Part” is defined as a bushing, melter, liner, or heater.

First Period: April 15, 2010 - April l4, 2011

Second Period: April 15, 2011 - April 14, 2012

Third Period: April 15, 2012 - April 14, 2013

Fourth Period: April 15, 2013 - December 31, 2013.

In the event that Buyer fails to meet its Purchase Commitment during any particular Period, Buyer shall pay to OC liquidated damages corresponding to the volume shortfall in the amount of: (i) $3,000/Major Part during the First Period; (ii) $2,000/Major Part during the Second Period; and (iii) $1,000/Major Part during each of the Third and Fourth Periods. The penalty payments shall be invoiced on the last day of each Period and paid within thirty days thereafter. Notwithstanding the foregoing, in the event that Buyer’s total requirements for Major Parts during a particular Period falls below the Purchase Commitment, there shall be no penalty for failure to meet a Purchase Commitment during that period, provided that all Major Parts required by Buyer are made by and purchased from OC during that same Period (and Buyer is not fabricating Parts for itself).

6.       Amendment to Paragraph 4.A. Paragraph 4.A. of the Amended Agreement is hereby amended by replacing the first sentence with the following:

“With respect to the purchase orders rendered hereunder, Buyer agrees that it is responsible to maintain at all times, a balance in the Account to cover:

95% of the orders for all Direct Melt and Marble Melter Parts, not made with J metal;

100% of the orders for Paramelter Parts made with U or H metal; and

110% of the orders for all Parts made with J metal or any other metal composition other than U or H.

with each such percentage being the “Minimum Amount” for each category of Parts; provided that the Buyer shall only be required to maintain the Minimum Amount during the committed Cycle Time of any such purchase order rendered hereunder.”

7.       Amendment to Paragraph 7.B. Paragraph 7.B. of the Amended Agreement is hereby amended by replacing “thirteen years” with “fifteen years” and replacing “December 31, 2011” with “December 31, 2013”.

8.       Amendment to Paragraph 8.A. Paragraph 8.A. of the Amended Agreement is hereby amended by replacing it with the following:

“OC shall be the exclusive provider of alloy services and fabrication and repair services with regard to Parts which are utilized by Buyer. This exclusivity shall not apply to: (i) Buyer’s own fabrication or supply of Parts, or (ii) to metal services for the Additional Metals described in Amendment No. 2 to the Amended Agreement. However, in the event Buyer desires to utilize fabrication technology commercially available from a third party, OC will have the right of first refusal to acquire such technology and capability, and provide, such new fabrication technology to Buyer at commercially reasonable terms. In the event that OC is unwilling to acquire such technology for the benefit of Buyer, or is unable to arrive at commercially reasonable terms with Buyer, Buyer shall be excused from its Purchase Commitment, but only to the extent and for the number of Parts Buyer purchases which utilize the third party technology.”

9.       Miscellaneous. Except as amended hereby, all the terms, and provision, of the Amended Agreement shall remain in full force and effect and any references here or in the Amended Agreement shall hereafter be deemed to refer to the Amended Agreement as amended by this Amendment No 3.

10.       Counterparts. This document may be executed in one or more counterparts, each of which shall he deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto execute this Amendment No. 3 to the Amended Agreement effective as of April 15, 2010.

AGY Holding Corp.

By:	/s/ Douglas J. Mattscheck
Name:	DOUGLAS J. MATTSCHECK
Title:	CEO
Date:	5/2/10

Owens Corning Sales, LLC.

By:	/s/ Alan R. Foster
Name:	Alan R. Foster
Title:	VICE PRESIDENT, ALLOY & STRATEGIC OPS
Date:	5/2/2010